TRANSWITCH CORPORATION ANNOUNCES AGREEMENT

TO RAISE $2.5 MILLION IN PRIVATE PLACEMENT

SHELTON, CT, August 19, 2013: TranSwitch Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions in the rapidly growing consumer electronics and telecommunications markets, today announced that it has entered into a securities purchase agreement with Ilex Partners, LLC (“Ilex”), an entity managed by Michael Steinhardt, pursuant to which the Company has agreed to sell an aggregate of approximately 9.8 million shares of its common stock for total gross proceeds of $2.5 million. In connection with the transaction, Ilex agreed to surrender the warrant to purchase common stock it holds in exchange for an additional approximately 900,000 shares of the Company’s common stock. The Company also granted to Ilex the right, for a period ending on the earlier of 180 days or one business day prior to the occurrence of a change of control event, to purchase an additional approximately 9.8 million shares of its common stock for an additional $2.5 million. In connection with the foregoing, the Company entered into an amendment to its Rights Agreement with Computershare Trust Company, N.A., as rights agent, pursuant to which the transactions contemplated by the securities purchase agreement would not trigger the distribution of rights thereunder.

The Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, to Ilex in connection with the purchased securities. The Company will be required to file a registration statement within 20 days of the closing date and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable, but in no event later than 60 days of the closing date (90 days in the event the SEC reviews the registration statement).

Proceeds from these transactions will be used to fund the Company’s operations and to meet the Company’s obligations as they may arise.

About TranSwitch Corporation

TranSwitch Corporation (Nasdaq:TXCC) provides innovative integrated circuit (IC) and intellectual property (IP) solutions that deliver core functionality for video, voice, and data communications equipment for the customer premises and network infrastructure markets. For the customer-premises market, we offer multi-standard, high-speed interconnect solutions enabling the distribution and presentation of high-definition (HD) video and data content for consumer electronics applications. We also provide a family of best-in-class communications processors. For the network infrastructure market we provide integrated multi-core network processor System-on-a-Chip (SoC) solutions for Fixed, 3G and 4G Mobile, VoIP and Multimedia applications. TranSwitch’s customers are leading consumer electronics and telecom equipment companies around the globe. For more information, please visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results, involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risks associated with downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks in technology development and commercialization; risks of failing to attract and retain key managerial and technical personnel; risks relating to TranSwitch’s available cash; risks associated with acquiring new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465

Mary Lombardo

Investor Relations

Phone: 203.929.8810 ext. 2254